Exhibit 99.2

Certification Pursuant To
Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008
and 31 C.F.R. Section 30.15

I Gerald Shencavitz, Executive Vice President and Chief Financial  Officer of Bar Harbor Bankshares , certify, based on my knowledge, that:

(i)	The Compensation Committee of Bar Harbor Bankshares has discussed, reviewed, and evaluated with the Board’s designated senior risk official, as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008 ("EESA"), met twice in the 2009 fiscal year after the closing date of the agreement between Bar Harbor Bankshares and the U.S. Department of the Treasury ("Treasury") and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date (the "Applicable Period"), the senior executive officer ("SEO") compensation plans and the employee compensation plans, each as defined in the regulations and guidance established under Section 111 of EESA, and the risks these plans pose to Bar Harbor Bankshares;

(ii)	The Compensation Committee of Bar Harbor Bankshares has identified and limited during the Applicable Period any features of the SEO compensation plans that could lead SEOs, as defined in the regulations and guidance established under Section 111 of EESA, to take unnecessary and excessive risks that could threaten the value of Bar Harbor Bankshares, and during that same Applicable Period has identified any features of the employee compensation plans that pose risks to Bar Harbor Bankshares and has limited those features to ensure that Bar Harbor Bankshares is not unnecessarily exposed to risks;

(iii)	The Compensation Committee of Bar Harbor Bankshares has reviewed, twice during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Bar Harbor Bankshares to enhance the compensation of an employee, and has limited any such features;

(iv)	The Compensation Committee of Bar Harbor Bankshares will certify to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v)	The Compensation Committee of Bar Harbor Bankshares will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period, as defined in the regulations and guidance established under Section 111 of EESA, the features in:

	(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bar Harbor Bankshares;

	(B)	Employee compensation plans that unnecessarily expose Bar Harbor Bankshares to risks; and

	(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Bar Harbor Bankshares to enhance the compensation of an employee;

(vi)	Bar Harbor Bankshares has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA, of the SEOs and twenty next most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA, be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

1

(vii)	Bar Harbor Bankshares has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between Bar Harbor Bankshares and Treasury or June 15, 2009 and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date;

(viii)	Bar Harbor Bankshares has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between Bar Harbor Bankshares and Treasury or June 15, 2009 and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date;

(ix)	The Board of Directors of Bar Harbor Bankshares has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between Bar Harbor Bankshares and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Bar Harbor Bankshares and its employees have complied with this policy during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)	Bar Harbor Bankshares will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between Bar Harbor Bankshares and Treasury or June 15, 2009 and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date;

(xi)	Bar Harbor Bankshares will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between Bar Harbor Bankshares and Treasury or June 15, 2009 and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Bar Harbor Bankshares will disclose whether Bar Harbor Bankshares, the board of directors of Bar Harbor Bankshares, or the compensation committee of Bar Harbor Bankshares has engaged during the period beginning on the later of the closing date of the agreement between Bar Harbor Bankshares and Treasury or June 15, 2009 and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Bar Harbor Bankshares has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between Bar Harbor Bankshares and Treasury or June 15, 2009 and ending with the last day of Bar Harbor Bankshares’s fiscal year containing that date;

(xiv)	Bar Harbor Bankshares has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Bar Harbor Bankshares and Treasury, including any amendments;

(xv)	Bar Harbor Bankshares will submit to the Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

2

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

Date: March 16, 2010		BAR HARBOR BANKSHARES CORPORATION

	By:	/s/JGerald Shencavitz

Gerald Shencavitz Executive Vice President and Chief Financial Officer

3